Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated June 12, 2013, on the effectiveness of internal control over financial reporting as of March 31, 2013, contains an explanatory paragraph that states that the Company acquired Hotel Travel Group and International Trade Centre Group during the year ended March 31, 2013, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of March 31, 2013, Hotel Travel Group’s and International Trade Centre Group’s internal control over financial reporting associated with total assets of $ 35,825,105 (of which $ 23,685,262 represents goodwill and intangibles included within the scope of the assessment) and total revenues of $ 6,207,024 included in the consolidated financial statements of the Company as of and for the year ended March 31, 2013. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Hotel Travel Group and International Trade Centre Group.

/s/ KPMG

Gurgaon, India
July 5, 2013